Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329-8347

For immediate release:

ALLOY REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2008 RESULTS

•	Reports 2008 Full Year:

o	Revenue of $216.9 million, a 9% increase over prior year

o	Adjusted EBITDA of $16.2 million, a 56% increase over the prior year

•	Reports Q4 2008 revenue of $43.8 million up 2% and Adjusted EBITDA of $1.8 million up 558%, over the prior year quarter

•	Strong Balance Sheet—$32.1 million in cash and no debt

New York, NY – March 19, 2009—Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its fourth quarter and fiscal year ended January 31, 2009 (“fiscal 2008”).

Consolidated Results for Fiscal 2008

Revenue for fiscal 2008 increased $17.8 million, or 9%, to $216.9 million, from $199.1 million for the fiscal year ended January 31, 2008 (“fiscal 2007”).

Adjusted EBITDA, defined by the Company as operating income or loss plus depreciation and amortization, and non-cash stock-based compensation, less special items, for fiscal 2008 increased $5.8 million, to $16.2 million, from $10.4 million for fiscal 2007. The increase was primarily due to increased profitability in the Company’s Media segment and partially offset by a decrease in the Promotion segment.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “We are very pleased with our full year results in this extremely difficult economic environment. Our Media business segment, particularly Alloy Entertainment, Channel One, and our Interactive business, delivered strong results and we expect them to continue to be important contributors during fiscal 2009. We are also strong financially with $32.1 million in cash and no debt, and access to a $25.0 million line of credit.”

Free cash flow, defined by the Company as net cash provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures, for fiscal 2008 was $8.4 million, or $0.63 per diluted share, as compared to $(6.7) million, or $(0.50) per diluted share, for fiscal 2007. The increase in free cash flow was primarily due to increased profitability, improved accounts receivable collections and lower capital expenditures resulting from the completion of Channel One’s digital upgrade.

In fiscal 2008, the Company recorded special items of $5.0 million. The Company sold its CCS domain name and related trademarks to dELiA*s, Inc. and recognized a gain of $5.8 million. This gain was partially offset by an impairment charge related to its trademarks and auction rate securities portfolio and

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an adjustment related to an acquisition agreement amendment, which totaled $(0.8) million. In fiscal 2007, the Company recorded a special charge of $71.6 million related to goodwill impairment.

Operating income for fiscal 2008 increased $80.9 million, to $10.8 million, from an operating loss of $(70.1) million for fiscal 2007, primarily due to lower special items and increased profitability in the Company’s Media segment, offset by lower profitability in its Promotion segment.

Interest expense for fiscal 2008 was $0.2 million and remained consistent with fiscal 2007.

Interest income for fiscal 2008 decreased $0.3 million, to $0.3 million, from $0.6 million for fiscal 2007, primarily as a result of lower interest rates in the market.

Income tax expense for fiscal 2008 was $0.5 million and remained consistent with fiscal 2007.

Net income for fiscal 2008 increased $74.8 million, to $10.4 million, or $0.78 per diluted share, from a net loss of $64.4 million, or $(4.82) per basic share, for fiscal 2007. The increase was primarily due to lower special items and improved profitability.

Stock Repurchase Program

During the fourth quarter of fiscal 2008, the Company spent approximately $4.1 million repurchasing approximately 916,000 shares of its common stock in the open market and in privately negotiated transactions. The Company spent approximately $7.0 million during fiscal 2008 repurchasing a total of approximately 1.4 million shares. As of market close on March 18, 2009, the Company had approximately $6.1 million remaining authorized for repurchases. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

First Quarter Fiscal 2009 Outlook

Based on the uncertain economic environment, the Company is only providing guidance for the first quarter of 2009. Revenue is projected to be in the range of $42.0 to $45.0 million and Adjusted EBITDA is projected to be up to $1.0 million. As the year progresses, the Company may provide additional information and guidance regarding expectations for fiscal 2009.

Consolidated Results for the Fourth Quarter Ended January 31, 2009

Revenue for the fourth quarter of fiscal 2008 increased $0.7 million, or 2%, to $43.8 million from $43.1 million for the fourth quarter of fiscal 2007.

Adjusted EBITDA for the fourth quarter of fiscal 2008 increased $1.5 million, to $1.8 million, from $0.3 million for the fourth quarter of fiscal 2007. The increase was primarily due to improved profitability in the Media and Placement segments, offset by lower profitability in the Corporate segment.

Free cash flow for the fourth quarter of fiscal 2008 was $0.5 million, or $0.04 per diluted share, as compared to $(8.6) million, or $(0.64) per diluted share, for the fourth quarter of fiscal 2007. The increase in free cash flow was primarily due to increased profitability, improved accounts receivable collections and lower capital expenditures resulting from the completion of Channel One’s digital upgrade.

In the fourth quarter of fiscal 2008, the Company recorded special items of $5.0 million. The Company sold its CCS domain name and related trademarks to dELiA*s, Inc. and recognized a gain of $5.8 million. This gain was partially offset by an impairment charge related to its trademarks and auction rate securities portfolio and an adjustment related to an acquisition agreement amendment, which totaled $(0.8) million. In fiscal 2007, the Company recorded a special charge of $71.6 million related to goodwill impairment.

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Operating income for the fourth quarter of fiscal 2008 increased $77.9 million, to $4.1 million, from an operating loss of $73.8 million for the fourth quarter of fiscal 2007, primarily due to lower special items and improved profitability.

Interest expense for the fourth quarter of fiscal 2008 decreased $0.1 million, to zero, as a result of the Company having no outstanding debt.

Interest income for the fourth quarter of fiscal 2008 decreased $0.2 million, to zero, primarily as a result of lower interest rates in the market.

Income tax benefit for the fourth quarter of fiscal 2008 decreased $0.1 million, to $0.2 million, from a tax benefit of $0.3 million for the fourth quarter of fiscal 2007.

Net income for the fourth quarter of fiscal 2008 increased $77.9 million, to $4.3 million, or $0.34 per diluted share, from a net loss of $73.6 million, or $(5.45) per basic share, for the fourth quarter of fiscal 2007. The increase was primarily due to lower special items and improved profitability.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended January 31, 2009 and 2008, respectively:

	Three Months Ended January 31,		Change
	2009	2008	$	%
(In thousands)
Revenue
Promotion	$13,892	$15,687	(1,795)	(11)%
Media	19,003	16,699	2,304	14
Placement	10,879	10,739	140	1

Total Revenue	$43,774	$43,125	649	2%

Adjusted EBITDA
Promotion	$1,446	$1,425	21	1%
Media	2,686	1,259	1,427	NM
Placement	561	(8)	569	NM
Corporate	(2,862)	(2,398)	(464)	(19)

Total Adjusted EBITDA	$1,831	$278	1,553	NM %

Operating Income (Loss)
Promotion	$1,027	$1,049	(22)	(2)%
Media	6,885	(49,005)	55,890	NM
Placement	403	(22,840)	23,243	NM
Corporate	(4,203)	(2,980)	(1,223)	(41)

Total Operating Income (Loss)	$4,112	$(73,776)	77,888	NM %

NM—Not meaningful

Promotion segment revenue for the three months ended January 31, 2009 was $13.9 million, a decrease of $1.8 million, or 11%, from $15.7 million for the three months ended January 31, 2008. Revenue decreased in the Company’s AMP Agency business, which was partially offset by an increase in the Company’s on-campus marketing business. Adjusted EBITDA was $1.4 million, which was consistent with the comparative period, as the Company reduced its operating expenses to offset the decrease in revenue. Operating income was $1.0 million, which was consistent with the comparative period.

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Media segment revenue for the three months ended January 31, 2009 was $19.0 million, an increase of $2.3 million, or 14%, from $16.7 million for the three months ended January 31, 2008. Revenue increased in the Company’s entertainment, interactive and display board businesses, which was partially offset by a decrease in the Company’s catalog print business. Adjusted EBITDA was $2.7 million, an increase of $1.4 million, from $1.3 million, primarily driven by increased revenue. Special items for the three months ended January 31, 2009 were $(5.8) million compared to $48.8 million for the three months ended January 31, 2008. Operating income was $6.9 million, as compared to an operating loss of $49.0 million, primarily due to lower special items, increased revenues, the gain of the sale of the CCS domain name, and lower stock compensation, partially offset by higher depreciation and amortization expense.

Placement segment revenue for the three months ended January 31, 2009 was $10.9 million, an increase of $0.2 million, or 2%, from $10.7 million for the three months ended January 31, 2008. Revenue increased in multicultural and military advertising, which was partially offset by a decrease in broadcast advertising. Adjusted EBITDA increased $0.6 million, to $0.6 million, primarily driven by a reduction of operating expenses and lower bad debt expense. Special items for the three months ended January 31, 2009 were $0.1 million compared to $22.8 million for the three months ended January 31, 2008. Operating income was $0.4 million, as compared to an operating loss of $22.8 million, primarily due to lower special items and lower operating expenses and bad debt expenses.

Corporate segment Adjusted EBITDA for the three months ended January 31, 2009 decreased 19% to $(2.9) million, from $(2.4) million for the three months ended January 31, 2008, primarily due to higher payroll and related costs and higher professional fees. Special items for the three months ended January 31, 2009 were $0.5 million, compared to zero for the three months ended January 31, 2008. Operating loss increased 41%, to $4.2 million, primarily due to higher overhead expenses and lower special items recorded during the three months ended January 31, 2009.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the fiscal years ended January 31, 2009 and 2008:

	Fiscal Year Ended January 31,		Change
	2009	2008	$	%
(In thousands)
Revenue
Promotion	$83,516	$83,405	$111	0%
Media	81,188	62,780	18,408	29
Placement	52,222	52,911	(689)	(1)

Total Revenue	$216,926	$199,096	$17,830	9%

Adjusted EBITDA
Promotion	$9,281	$10,764	$(1,483)	(14)%
Media	11,831	4,313	7,518	NM
Placement	4,511	5,086	(575)	(11)
Corporate	(9,389)	(9,774)	385	(4)

Total Adjusted EBITDA	$16,234	$10,389	$5,845	56%

Operating Income (Loss)
Promotion	$7,723	$9,228	$(1,505)	(16)%
Media	11,466	(49,462)	60,928	NM
Placement	4,186	(17,889)	22,075	NM
Corporate	(12,599)	(11,942)	(657)	(6)

Total Operating Income (Loss)	$10,776	$(70,065)	$80,841	NM %

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NM – Not meaningful

Promotion segment revenue for fiscal 2008 was $83.5 million, an increase of $0.1 million, from $83.4 million for fiscal 2007. Revenue increases in the Company’s sampling and on-campus marketing businesses were partially offset by a decrease in the Company’s AMP Agency business. Adjusted EBITDA was $9.3 million, a decrease of $1.5 million, or 14%, from $10.8 million, primarily due to higher postage, marketing, and payroll expenses. Operating income was $7.7 million, a decrease of $1.5 million, or 16%, from $9.2 million, due to higher overhead costs.

Media segment revenue for fiscal 2008 was $81.2 million, an increase of $18.4 million, or 29%, from $62.8 million for fiscal 2007. Revenue increased in the Company’s entertainment, Channel One, interactive and display board businesses. Adjusted EBITDA was $11.8 million, an increase of $7.5 million, from $4.3 million, primarily due to the impact of increased revenues. Special items for fiscal 2008 were $(5.8) million, compared to $48.8 million for fiscal 2007. Operating income was $11.5 million, an increase of $60.9 million, from an operating loss of $49.5 million, primarily driven by lower special items and increased revenues partially offset by higher depreciation and amortization expense.

Placement segment revenue for fiscal 2008 was $52.2 million, a decrease of $0.7 million, or 1%, from $52.9 million for fiscal 2007. Revenue decreased in broadcast and military advertising, which was partially offset by an increase in college and multicultural advertising. Adjusted EBITDA was $4.5 million, a decrease of $0.6 million, or 11%, from $5.1 million, as a result of lower revenue which was partially offset by lower bad debt expense. Special items for fiscal 2008 were $0.1 million, compared to $22.8 million for fiscal 2007. Operating income was $4.2 million, an increase of $22.1 million, from an operating loss of $17.9 million, primarily due to lower special items and lower revenue and lower bad debt expense.

Corporate segment Adjusted EBITDA for fiscal 2008 increased 4%, to $(9.4) million, from $(9.8) million for fiscal 2007, primarily driven by lower professional fees, technology costs and employee benefits. Special items for fiscal 2008 were $0.7 million, compared to zero for fiscal 2007. Operating loss for fiscal 2008 was $12.6 million, an increase of $0.7 million, as compared to an operating loss of $11.9 million for fiscal 2007, primarily driven by an increase in stock based compensation and special items, partially offset by lower overhead expenses.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States

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and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2008 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the fourth quarter and fiscal year ended January 31, 2009 and 2008 respectively. The Company defines Adjusted EBITDA as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation less special items.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

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Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2009	2008	2009	2008
Net income (loss)	$4.3	$(73.6)	$10.4	$(64.4)
Plus (minus)
Extraordinary gain	—	(0.2)	—	(5.7)
Income taxes	(0.2)	(0.3)	0.5	0.5
Interest income	—	0.2	(0.3)	(0.6)
Interest expense and other	—	0.1	0.2	0.1

Operating income (loss)	$4.1	$(73.8)	$10.8	$(70.1)
Plus (minus)
Depreciation and amortization	1.8	1.3	6.4	5.1
Special items	(5.0)	71.6	(5.0)	71.6
Stock based compensation	0.9	1.2	4.0	3.8

Adjusted EBITDA	$1.8	$0.3	$16.2	$10.4

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	Three Months Ended January 31, 2009
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Items	Adjusted EBITDA
Promotion	$1.0	$0.3	$0.2	$—	$1.5
Media	6.9	1.2	0.3	(5.8)	2.6
Placement	0.4	—	—	0.1	0.5
Corporate	(4.2)	0.3	0.4	0.7	(2.8)

Total	$4.1	$1.8	$0.9	$(5.0)	$1.8

	Three Months Ended January 31, 2008
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Items	Adjusted EBITDA
Promotion	$1.0	$0.2	$0.2	$—	$1.4
Media	(49.0)	0.9	0.5	48.8	1.2
Placement	(22.8)	—	0.1	22.8	0.1
Corporate	(3.0)	0.2	0.4	—	(2.4)

Total	$(73.8)	$1.3	$1.2	$71.6	$0.3

	Fiscal Year Ended January 31, 2009
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Items	Adjusted EBITDA
Promotion	$7.7	$0.9	$0.7	$—	$9.3
Media	11.5	4.6	1.5	(5.8)	11.8
Placement	4.2	—	0.2	0.1	4.5
Corporate	(12.6)	0.9	1.6	0.7	(9.4)

Total	$10.8	$6.4	$4.0	$(5.0)	$16.2

	Fiscal Year Ended January 31, 2008
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Items	Adjusted EBITDA
Promotion	$9.2	$0.9	$0.7	$—	$10.8
Media	(49.5)	3.3	1.6	48.8	4.2
Placement	(17.9)	—	0.2	22.8	5.1
Corporate	(11.9)	0.9	1.3	—	(9.7)

Total	$(70.1)	$5.1	$3.8	$71.6	$10.4

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B. Free Cash Flow

Free cash flow is defined by the Company as net cash provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash availability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2009	2008	2009	2008
(In millions, except per share amounts)
Net cash provided by operating activities	$11.6	$5.4	$26.4	$7.9
Plus (minus)
Changes in operating assets and liabilities	(10.2)	(4.5)	(10.7)	3.1
Capital expenditures	(0.9)	(9.5)	(7.3)	(17.7)

Free Cash Flow	$0.5	$(8.6)	$8.4	$(6.7)

Weighted average shares outstanding —Diluted	12.7	13.5	13.4	13.4

Free Cash Flow per Share	$0.04	$(0.64)	$0.63	$(0.50)

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ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$32,116	$12,270
Marketable securities	—	9,030
Accounts receivable, net of allowance for doubtful accounts of $1,757 and $1,971, respectively	29,693	32,530
Unbilled accounts receivable	6,341	8,164
Inventory	3,163	3,242
Other current assets	5,122	4,987

Total current assets	76,435	70,223
Fixed assets, net	23,180	20,199
Goodwill	50,335	50,111
Intangible assets, net	9,065	7,389
Other assets	1,704	494

Total assets	$160,719	$148,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,255	$10,717
Deferred revenue	15,822	11,956
Bank loan payable	—	4,000
Accrued expenses and other current liabilities	17,682	14,615

Total current liabilities	47,759	41,288
Senior convertible debentures	—	1,397
Other long-term liabilities	2,493	2,400

Total liabilities	50,252	45,085

Stockholders' equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 15,582 and 15,377, respectively	155	152
Additional paid-in capital	449,602	445,406
Accumulated deficit	(316,663)	(327,098)

	133,094	118,460
Less treasury stock, at cost: 2,699 and 1,243 shares, respectively	(22,627)	(15,129)

Total stockholders' equity	110,467	103,331

Total liabilities and stockholders' equity	$160,719	$148,416

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Services revenue	37,820	37,259	176,350	159,129
Product revenue	5,954	5,866	40,576	39,967

Total revenue	$43,774	$43,125	$216,926	$199,096

Costs of Revenue:
Cost of services	16,154	18,296	84,192	84,268
Cost of products sold	1,154	1,165	11,469	11,679

Total costs of revenue:	17,308	19,461	95,661	95,947

Expenses:
Operating	20,518	19,776	90,318	77,012
General and administrative	5,588	4,719	19,254	19,494
Depreciation and amortization**	1,760	1,317	6,429	5,080
Special charges	288	71,628	288	71,628

Total expenses	28,154	97,440	116,289	173,214

Gain on sale of operating asset	5,800	—	5,800	—
Operating (loss) income	4,112	(73,776)	10,776	(70,065)
Interest expense	(2)	(90)	(156)	(154)
Interest income and other	17	(203)	299	628

Income (loss) before income taxes	4,127	(74,069)	10,919	(69,591)
Income taxes	202	329	(484)	(481)

Income (loss) before extraordinary item	4,329	(73,740)	10,435	(70,072)
Extraordinary gain (net of tax)	—	—	—	5,680
Net income (loss)	$4,329	($73,740)	$10,435	($64,392)

Basic net earnings (loss) per share:
Income (loss) before extraordinary item	$0.34	($5.45)	$0.78	($5.24)

Extraordinary gain	—	—	—	0.43

Basic net earnings (loss) per share	$0.34	($5.45)	$0.78	($4.82)

Diluted net earnings (loss) per share:
Income (loss) before extraordinary item	$0.34	($5.45)	$0.78	($5.24)

Extraordinary gain	—	—	—	0.43

Diluted net earnings (loss) per share	$0.34	($5.45)	$0.78	($4.82)

Weighted average shares outstanding:
Basic	12,579	13,532	13,329	13,362

Diluted	12,665	13,532	13,414	13,362

**	Includes amortization of intangibles of $579 and $425 for the three month period ended January 31, 2009 and 2008, respectively. Includes amortization of intangibles of $2,073 and $1,739 for the year ended January 31, 2009 and 2008, respectively.

11

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Fiscal Year Ended January 31,
	2009	2008
Cash Flows from Operating Activities
Net income	$10,435	$(64,392)
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	—	(5,680)
Gain on sale of assets	(5,800)
Depreciation and amortization of fixed assets	4,356	3,341
Amortization of debt issuance costs and other	0	0
Amortization of intangible assets	2,073	1,739
Loss on disposition of fixed assets	—	575
Impairment charges attributable to goodwill, indefinite—lived
assets and long-lived assets	140	71,628
Provision for losses on accounts receivable	450	(375)
Compensation charge for restricted stock and issuance
of options	4,057	3,745
Changes in operating assets and liabilities:
Accounts receivable	8,398	(4,650)
Inventory and other assets	48	587
Accounts payable, accrued expenses, and other	2,244	1,363

Net cash provided by operating activities	26,401	7,881

Cash Flows from Investing Activities
Capital expenditures	(7,313)	(17,087)
Acquisition of companies, net of cash acquired	1,518	1,011
Purchases of marketable securities	—	(20,675)
Proceeds from sale of assets	5,800	—
Proceeds from the sales and maturity of marketable securities	7,730	32,790
Purchase of domain name / mailing list / marketing rights	(1,537)	(1,737)

Net cash provided by (used in) investing activities	6,198	(5,698)

Cash Flows from Financing Activities
Cash payment to dELiA*s, Inc. pursuant to spinoff	—	—
Proceeds from line of credit	—	4,000
Issuance of common stock	—	638
Repurchase of common stock	(7,498)	(917)
Debt conversion	(1,255)	—
Payment of bank loan payable	(4,000)	—

Net cash (used in) provided by financing activities	(12,753)	3,721

Net change in cash and cash equivalents	19,846	5,904
Cash and cash equivalents:
Beginning of period	$12,270	$6,366

End of period	$32,116	$12,270